News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202 FOR IMMEDIATE RELEASE

P&G DECLARES QUARTERLY DIVIDEND

CINCINNATI, Oct. 14, 2014 - The Board of Directors of The Procter & Gamble Company (NYSE:PG) today declared a quarterly dividend of $0.6436 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 17, 2014, to Common Stock shareholders of record at the close of business on October 24, 2014, and to Series A and Series B Preferred Stock shareholders of record at the start of business on October 24, 2014.

The dividend was announced during P&G's annual shareholder meeting in Cincinnati.  The Company has been paying a dividend for 124 consecutive years since its incorporation in 1890 and has increased its dividend for 58 consecutive years.

About Procter & Gamble
P&G serves nearly five billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Duracell®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, Wella® and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.
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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Corso, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974